Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AdaptHealth Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-236012) on Form S-8 of AdaptHealth Corp. of our report dated March 6, 2020, with respect to the consolidated balance sheets of AdaptHealth Corp. as of December 31, 2019 and 2018, and the related consolidated statements of operations,  comprehensive income (loss),  stockholders’ equity (deficit) / members’ equity (deficit),  and cash flows for each of the years then ended, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of AdaptHealth Corp.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 6, 2020